EXHIBIT 99.1

Jushi Holdings Inc. Reports Fourth Quarter and Full Year 2023 Financial Results

Maintained Strong Gross Profit Margin of 40.2% in Q4 2023 and 43.1% for FY 2023

Net Loss of $18.0 Million in Q4 2023 Compared to $139.9 Million in Q4 2022

Improved Adjusted EBITDA and Adjusted EBITDA Margin to $11.3 Million and 16.7% Respectively in Q4 2023 and $40.8 Million and 15.1% Respectively for FY 2023

Bolstered Margins and Achieved Jushi-branded Product Sales of Approximately 53.4% of Total Retail Revenue Across the Company's Five Vertical Markets in Q4 2023

Enhanced Product and Brand Offerings with the Debut of 175 New Unique SKUs in Q4 2023

Filed an Amended and Restated Material Change Report

BOCA RATON, Fla., March 13, 2024 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the fourth quarter (“Q4 2023”) and full year ended December 31, 2023 (“FY 2023”). All financial information is provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Financial Highlights

Q4 2023

  Total revenue of $67.8 million
  Gross profit of $27.2 million, an increase of 24.0% year-over-year
  Net loss of $18.0 million
  Adjusted EBITDA1 of $11.3 million, an improvement of $5.3 million year-over-year
  Adjusted EBITDA1 margin of 16.7%
  Cash, cash equivalents and restricted cash were $31.3 million
  Net cash flows provided by operations of $4.5 million

FY 2023

  Total revenue of $269.4 million
  Gross profit of $116.2 million, an increase of 21.7% year-over-year
  Net loss of $65.1 million
  Adjusted EBITDA1 of $40.8 million, an improvement of $33.7 million year-over-year
  Adjusted EBITDA1 margin of 15.1%

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Fourth Quarter 2023 Company Highlights

  Achieved Jushi-branded product sales of approximately 53.4% of total retail revenue in Q4 2023 across the Company's five vertical markets.
  Increased wholesale revenue in Q4 2023, a 30% improvement over Q3 2023.
  Launched 175 new unique SKUs throughout the Company’s footprint, including the debut of a differentiated line of troches in Pennsylvania which are vegan and utilize natural ingredients responsibly sourced from France.
  Received $2.0 million in cash proceeds from the sales of non-core assets in Q4 2023.

Post Quarter-End Developments

  Opened relocated dispensary in Mount Pocono, Pennsylvania, marking the 17th operational Beyond Hello™ storefront in Pennsylvania.
  Refinanced approximately $9.9 million of unsecured debt with $4.8 million principal amount of Second Lien Notes, fully detached warrants to purchase an aggregate of 1,800,000 of the Company’s Subordinate Voting Shares ("SVS"), with each warrant having an exercise price of $1.00 per SVS, and $2.8 million in cash.
  Further reduced debt with scheduled payment of approximately $2.4 million on the Company’s first lien financing with SunStream Bancorp Inc.

Management Commentary

“Our fourth quarter was a strong finish to an incredible year for Jushi as we successfully increased our margins through our commitments to reducing operating expenses and driving operational efficiencies across the business,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “Looking ahead we expect to continue to strengthen our profitability through further optimization of our grower processor facilities, including reducing green waste, increasing our yields and potency, and introducing higher margin products in our vertical markets. In addition to our improved profitability, we continue to focus on de-levering our balance sheet.”

Mr. Cacioppo continued, “During the year, we launched new SKUs into the market that were developed using the proprietary retail data and consumer insights we have gathered across our footprint. Focusing on proprietary retail data and consumer insights during the development process has helped us develop products that are in demand and fit into the marketplace enabling us to add more Jushi-branded products on shelves. These new products, including Sѐchѐ Kind Grind and Fine Grind, have been performing exceptionally well and have helped grow our Jushi-branded sales to approximately 53% of our total retail revenue across our vertical footprint in Q4 2023.”

Mr. Cacioppo concluded, "I am incredibly proud of what our team has accomplished this past year, and we believe we are extremely well-positioned and ready for potential new adult-use markets to come online in key states such as Virginia and Pennsylvania.”

Financial Results for the Fourth Quarter Ended December 31, 2023
($ in millions)

	Quarter Ended December 31, 2023	Quarter Ended December 31, 2022	% Change
Revenue	$67.8	$76.8	(11.8)%
Gross profit	$27.2	$22.0	24.0%
Selling, general and administrative expenses	$25.2	$39.1	(35.6)%
Asset impairments	$8.6	$122.0	(93.0)%
Net loss	$(18.0)	$(139.9)	87.1%
Adjusted EBITDA[1]	$11.3	$6.0	88.3%

Revenue in Q4 2023 decreased 11.8% to $67.8 million as compared to $76.8 million in the fourth quarter of 2022 (“Q4 2022”). The year-over-year decrease in revenue can be attributed to a reduction in Nevada and Pennsylvania sales due to increased competition and pricing pressures, a reduction in Illinois sales due to the impact of the state of Missouri beginning adult-use (i.e. recreational) cannabis sales, and the closure of four underperforming stores in California and Pennsylvania. The decrease was partially offset by increased sales in Ohio, Massachusetts, and Virginia.

In our five vertical markets, Jushi-branded product sales grew as a percentage of total retail sales from 47% in Q4 2022, to 52% in Q3 2023, to approximately 53% in Q4 2023.

Gross profit in Q4 2023 was $27.2 million, or 40.2% of revenue, compared to $22.0 million, or 28.6% of revenue in Q4 2022. Year-over-year improvements in gross profit and gross profit margin were driven by increased operating efficiencies at the Company's grower-processor facilities, as well as increased sell-through of our branded products which have higher margins. This increase was partially offset by market price compression and increased competition in Nevada and Pennsylvania, as well as in Illinois due to the impact of the state of Missouri beginning adult-use.

Selling, general and administrative expenses for Q4 2023 were $25.2 million compared to $39.1 million in Q4 2022. The decrease was primarily driven by lower salaries, wages, and employee-related expenses due to a decrease in the number of employees as the Company worked to right size the organization, as well as due to changes to the Company's staffing model at retail stores. Additionally, lower share-based compensation expense reflects lower value of share-based compensation granted as well as forfeitures of unvested equity awards.

Asset impairments for Q4 2023 were $8.6 million compared to $122.0 million in Q4 2022. The asset impairment charges primarily related to indefinite-lived assets.

The net loss for Q4 2023 was $18.0 million, compared to a net loss of $139.9 million in Q4 2022. The decrease in the net loss was driven primarily by asset impairment charges in Q4 2022 as discussed above, lower fair value gain on derivatives, and loss on redemption of the 10% senior notes in 2022, partially offset by increased gross profit.

Adjusted EBITDA1 in Q4 2023 was $11.3 million compared to $6.0 million in Q4 2022. The improvement in Adjusted EBITDA1 is primarily due to increased gross profit due to realizing the benefits of operational efficiencies and a reduction in selling, general and administrative expenses as discussed above.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Financial Results for the Year Ended December 31, 2023
($ in millions)

	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Revenue	$269.4	$284.3	(5.2)%
Gross profit	$116.2	$95.5	21.7%
Selling, general and administrative expenses	$110.5	$156.2	(29.3)%
Asset impairments	$8.6	$159.6	(94.6)%
Net loss	$(65.1)	$(202.3)	67.8%
Adjusted EBITDA[1]	$40.8	$7.1	474.6%

Revenue decreased 5.2% to $269.4 million, compared to $284.3 million in 2022. The year-over-year decrease can be attributed to a reduction in Pennsylvania sales due to increased competition, a reduction in Illinois sales due to the impact of the state of Missouri beginning adult-use (i.e., recreational) cannabis sales, and the closure of four underperforming stores in California and Pennsylvania. The decrease in retail revenue was partially offset by new Beyond Hello™ dispensary openings in Virginia and Ohio, and increased wholesale revenue from continued advancements at our cultivation and processing facilities that have enabled us to diversify our product offerings and increase our competitiveness with respect to quality, cost, and distribution. The Company ended 2023 with thirty-four operating dispensaries in seven states, as compared to thirty-five in six states at the end of 2022.

Gross profit was $116.2 million, or 43.1% of revenue, in 2023 compared to $95.5 million, or 33.6% of revenue, in 2022. The improvement in gross profit was driven by operating efficiencies at our grower-processor facilities and cost optimization initiatives such as changes to our packaging and changes to our retail labor model. The benefit of these improvements was partially offset by declines in retail revenue in Illinois and Pennsylvania driven by competition both inside of such states and, with respect to Illinois, in neighboring Missouri.

Selling, general and administrative expenses were $110.5 million in 2023 compared to $156.2 million in 2022. Salaries, wages, and employee-related expenses decreased due to a decrease in the number of employees as the Company works to right size the organization, as well as due to changes to the Company's staffing model at the retail stores. Lower share-based compensation expense reflects lower value of share-based compensation granted as well as forfeitures of unvested equity awards. Additionally, 2022 included general and administrative expenses related to the Company's transition to GAAP reporting and costs associated with the Company's registration with the Securities and Exchange Commission (the "SEC").

Asset impairments for 2023 were $8.6 million compared to $159.6 million in 2022. The asset impairment charges primarily related to indefinite-lived assets.

The net loss in 2023 was $65.1 million, primarily due to a loss from operations of $2.8 million, net interest expense of $37.0 million, income tax expense of $31.8 million, and other expense of $3.1 million, which was partially offset by fair value gain on derivatives of $9.6 million. This compared to a net loss of $202.3 million in 2022 primarily due to a loss from operations of $220.3 million that included non-cash asset impairment charges as previously discussed, net interest expense of $45.6 million, income tax expense of $8.4 million, and other expense of $19.8 million primarily relating to loss on redemption of the 10% senior notes in 2022, which was partially offset by a gain on the fair value of derivatives of $91.9 million.

Adjusted EBITDA1 in 2023 was $40.8 million compared to $7.1 million in 2022 representing an improvement of $33.7 million. The improvement in Adjusted EBITDA1 is primarily due to increased gross profit and realizing the benefits of operational efficiencies.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity

As of December 31, 2023, the Company had approximately $31.3 million of cash, cash equivalents and restricted cash. For FY 2023, the Company paid $10.7 million in capital expenditures. In 2024, the Company expects maintenance capital expenditures to be approximately $3.0 - $5.0 million. Capital expenditures for new projects will be dependent on expansion in certain markets that may transition to recreational use. As of December 31, 2023, the Company had $225.6 million in principal amount of total debt, excluding leases and property, plant, and equipment financing obligations. Excluding the notes payable to Sammartino and the Jushi Europe debt as the repayments of these two debts are contingent on the resolution of the Sammartino matter and the completion of the liquidation of Jushi Europe, respectively, the Company had $200.8 million in principal amount of debt that is subject to scheduled repayments. As of March 8, 2024, the Company’s issued and outstanding shares were 196,634,931 and its fully diluted shares outstanding were 312,786,702.

Use of Non-GAAP Financial Information

We believe that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information
The Company will host a conference call to discuss its financial results for the fourth quarter and full year ended December 31, 2023 at 5:00 p.m. ET today, Wednesday, March 13, 2024.

Event:	Fourth Quarter and Full Year 2023 Financial Results Conference Call
Date:	Wednesday, March 13, 2024
Time:	5:00 p.m. Eastern Time
Live Call:	1-877-407-0792 (U.S. & Canada Toll-Free)
Conference ID:	13744312#
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

Amended and Restated Material Change Report

The Company also announced that further to the review by the Ontario Securities Commission (“OSC”) of the Company’s continuous disclosure, and a subsequent request from OSC staff in connection therewith, it has filed an amended and restated material change report (the “Amended MCR”) in respect of the Company’s private offering (the “Offering”) of approximately US$73.5 million aggregate principal amount of its 12% second lien notes and detached warrants to purchase up to approximately 17.5 million of the Company’s SVS.

The Amended MCR replaces and supersedes the material change report of the Company dated December 16, 2022 (the “Original MCR”) originally filed in connection with the Offering and contains additional disclosure required under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions that was not included in the Original MCR. A copy of the Amended MCR can be found under the Company’s profile on SEDAR+ at www.sedarplus.com.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X and LinkedIn.

Forward-Looking Information and Statements

This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the reduction in the number of our employees, the expansion into additional U.S. markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; the expectation of repayment of debt to de-lever our balance sheet; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of Jushi at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of Jushi, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi's history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to Jushi; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; risks relating to the expansion and optimization of the grower-processor in Pennsylvania, the vertically integrated facilities in Virginia and Massachusetts and the facility in Nevada; risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; risks related to challenges from governmental authorities of positions the Company has taken with respect to tax credits; and risks related to the Company’s critical accounting policies and estimates; and these and other risks identified under the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K and otherwise identified from time to time in our reports and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulators.

Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands of U.S. dollars, except share and per share amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUE, NET	$67,770	$76,822	$269,445	$284,284
COST OF GOODS SOLD	(40,551)	(54,866)	(153,217)	(188,806)
GROSS PROFIT	27,219	21,956	116,228	95,478

OPERATING EXPENSES
Selling, general and administrative	25,178	39,118	110,472	156,166
Asset impairments	8,574	122,045	8,574	159,645
Total operating expenses	33,752	161,163	119,046	315,811

LOSS FROM OPERATIONS	(6,533)	(139,207)	(2,818)	(220,333)

OTHER INCOME (EXPENSE):
Interest expense, net	(9,311)	(11,417)	(36,966)	(45,591)
Fair value gains on derivatives	7,929	28,654	9,589	91,887
Other, net	(4,988)	(19,478)	(3,101)	(19,839)
Total other income (expense), net	(6,370)	(2,241)	(30,478)	26,457

LOSS BEFORE INCOME TAX	(12,903)	(141,448)	(33,296)	(193,876)
Income tax benefit (expense)	(5,101)	1,511	(31,806)	(8,448)
NET LOSS AND COMPREHENSIVE LOSS	(18,004)	(139,937)	(65,102)	(202,324)
Net loss attributable to non-controlling interests	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS ATTRIBUTABLE TO JUSHI SHAREHOLDERS	$(18,004)	$(139,937)	$(65,102)	$(202,324)
LOSS PER SHARE - BASIC	$(0.09)	$(0.71)	$(0.33)	$(1.06)
Weighted average shares outstanding - basic	195,129,737	196,220,220	194,770,212	190,021,550
LOSS PER SHARE - DILUTED	$(0.09)	$(0.83)	$(0.33)	$(1.44)
Weighted average shares outstanding - diluted	195,129,737	203,346,826	194,770,212	204,235,432

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands of U.S. dollars, except share amounts) (Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,027	$26,196
Restricted cash - current	3,128	—
Accounts receivable, net	3,380	4,809
Inventories, net	33,586	35,089
Prepaid expenses and other current assets	15,514	3,957
Total current assets	81,635	70,051
NON-CURRENT ASSETS:
Property, plant and equipment, net	159,268	177,755
Right-of-use assets - finance leases	63,107	114,021
Other intangible assets, net	95,967	100,082
Goodwill	30,910	38,239
Other non-current assets	30,358	28,243
Restricted cash - non-current	2,150	950
Total non-current assets	381,760	459,290
Total assets	$463,395	$529,341

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,383	$21,313
Accrued expenses and other current liabilities	44,070	46,329
Income tax payable	5,190	19,921
Debt, net - current portion (including related party principal amounts of $3,298 and $3,189 as of December 31, 2023, and 2022, respectively)	86,514	8,704
Finance lease obligations - current	8,885	11,361
Derivative liabilities - current	2,418	—
Total current liabilities	162,460	107,628
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $19,788 and $17,491 as of December 31, 2023, and 2022, respectively)	126,041	180,558
Finance lease obligations - non-current	52,839	102,375
Derivative liabilities - non-current	220	14,134
Unrecognized tax benefits	100,343	57,200
Other liabilities - non-current	29,111	21,555
Total non-current liabilities	308,554	375,822
Total liabilities	471,014	483,450
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, no par value; authorized shares - unlimited; issued and outstanding shares - 196,631,598 and 196,686,372 Subordinate Voting Shares as of December 31, 2023, and 2022, respectively	—	—
Paid-in capital	503,612	492,020
Accumulated deficit	(509,844)	(444,742)
Total Jushi shareholders' (deficit) equity	(6,232)	47,278
Non-controlling interests	(1,387)	(1,387)
Total (deficit) equity	(7,619)	45,891
Total liabilities and equity	$463,395	$529,341

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands of U.S. dollars) (Unaudited)

	Year Ended December 31,
	2023	2022
Net cash flows used in operating activities	$(3,318)	$(21,416)
Net cash flows used in investing activities	(6,392)	(80,859)
Net cash flows provided by financing activities	13,869	33,983
Effect of currency translation on cash and cash equivalents	—	(49)
NET CHANGE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	4,159	(68,341)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	27,146	95,487
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$31,305	$27,146

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA and CALCULATION OF ADJUSTED EBITDA MARGIN
(in thousands of U.S. dollars)

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other income/expense items (v) transaction costs; (vi) asset impairment; (vii) loss on debt extinguishment; and (viii) start-up costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended December 31,			Year Ended December 31,
	2023		2022	2023	2022
NET LOSS(1)	$(18,004)		$(139,937)	$(65,102)	$(202,324)
Income tax expense (benefit)	5,101		(1,511)	31,806	8,448
Interest expense, net	9,311	—	11,417	36,966	45,591
Depreciation and amortization(2)	6,808		10,829	26,588	26,492
EBITDA (Non-GAAP)	3,216		(119,202)	30,258	(121,793)
Non-cash share-based compensation	2,362		5,959	8,092	23,073
Inventory charge adjustments(3)	34		5,510	285	7,792
Indefinite-lived intangible asset impairment	845		73,915	845	111,515
Goodwill impairment	7,329		39,643	7,329	39,643
Tangible long-lived asset impairment	400		8,487	400	8,487
Fair value changes in derivatives	(7,929)		(28,654)	(9,589)	(91,887)
Losses on debt redemptions/extinguishments/modifications	—		18,858	—	18,858
Other, net(4)(7)	5,081		851	3,129	2,021
Start-up costs(5)	—		319	—	4,143
Transaction costs(6)	—		344	19	5,221
Adjusted EBITDA (Non-GAAP)(7)	$11,338		$6,030	$40,768	$7,073

(1)	Net income (loss) includes amounts attributable to non-controlling interests.
(2)	Includes amounts that are included in cost of goods sold and in operating expenses.
(3)	Includes: (i) inventory step-up on business combinations; (ii) inventory recall reserves; and (iii) reserves for discontinued products. The inventory step-up on business combinations relates to the fair value write-up on inventory acquired on the business acquisition date and then sold subsequent to the acquisition date. The inventory recall reserves relate to the estimated impact of the Pennsylvania Department of Health recall and ban of vape products containing certain cannabis concentrates. The ban was lifted in June 2022.
(4)	Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on investments and financial assets; (iii) losses (gains) on legal settlements; (iv) severance costs; (v) foreign exchange losses (gains); and (vi) indemnification asset adjustments related to acquisitions.
(5)	Expansion and start-up costs incurred in order to prepare a location for its intended use. Start-up costs are expensed as incurred and are not indicative of ongoing operations of each new location.
(6)	Transaction costs include: (i) registration statement costs such as professional fees and other costs relating to our SEC registration; and (ii) acquisition and deal costs.
(7)	The sum of the four quarters in 2023 will not add to the year to date amounts due to an overstatement of $503 add back relating to net foreign exchange losses.

Calculation of Adjusted EBITDA Margin (In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Total revenue, net	$67,770	$76,822	$269,445	$284,284
Adjusted EBITDA (Non-GAAP)	$11,338	$6,030	$40,768	$7,073
Adjusted EBITDA Margin (Non-GAAP)	16.7%	7.8%	15.1%	2.5%